UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): March 31, 2006

UNITED STATIONERS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10653	36-3141189
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)	Identification No.)

2200 East Golf Road
Des Plaines, Illinois		60016-1267
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 699-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

United Stationers Inc.

Item 2.05               Costs Associated with Exit or Disposal Activities.

On March 31, 2006, United Stationers Inc. (the “Company”) made the following decisions:

Project Vision

The Company has decided to cease work on the internal systems component of its previously announced technology initiative called Project Vision. The Company is proceeding with the other component of its Project Vision initiative called Reseller Technology Solution (“RTS”). While the Company believes it would have benefited by replacing its internal financial and order management systems, it believes it is prudent to focus its resources on RTS and other technology priorities. As a result of ceasing work on its internal Project Vision initiative, the Company will record a charge to earnings in its first quarter ended March 31, 2006 for the write-off of capitalized software development costs of approximately $6.5 million to $7.0 million, including expected cash payments for severance and other related costs. As a result of this decision, the Company expects operating costs for 2006, excluding the above referenced write-off, to be lower by approximately $2.0 million and expected capital spending to be lower by $3.5 million.

Azerty United Canada

Although the Company has made progress in reducing the $5.8 million operating loss recorded in its Azerty United Canada division (the “Canadian Division”) in 2005, it has decided to sell its Canadian Division. As a result, in its first quarter ended March 31, 2006, the Canadian Division will be reported as “discontinued operations.” The Company expects to record a non-cash charge to earnings in its first quarter of 2006 of approximately $5 million. In addition, the Company anticipates incurring certain exit costs associated with the plan to sell the Canadian Division sometime later in 2006, the amount of which will be dependent on any sale agreement entered into and cannot be estimated at this time.

Item 2.06               Material Impairments.

See description of events related to the Company’s Project Vision and Canadian Division under Item 2.05.

Item 7.01               Regulation FD Disclosure.

See description of events related to the Company’s Project Vision and Canadian Division under Item 2.05.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: April 6, 2006	/s/ Kathleen S. Dvorak
Kathleen S. Dvorak
Senior Vice President and Chief Financial
Officer